Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION”, FILED IN THIS OFFICE ON THE THIRTY- FIRST DAY OF JANUARY, A.D. 2023, AT 9:47 O`CLOCK A.M.

844552 8100	Authentication: 202629480
SR# 20230312706	Date: 02-02-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:47 AM 01/31/2023
FILED 09:47AM 01/31/2023
SR 20230312706 - File Number 844552

RESTATED CERTIFICATE OF INCORPORATION OF

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

Northern Technologies International Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Northern Technologies International Corporation (the "Corporation") and that the Corporation was originally incorporated pursuant to the General Corporation Law on October 12, 1977 under the name Northern Instruments Corporation.

SECOND: That the Corporation's Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions in the Corporation's Certificate of Incorporation and the provisions of the Corporation's Restated Certificate of Incorporation.

THIRD: That the Board of Directors duly adopted resolutions approving the restatement and integration of the Corporation's Certificate of Incorporation pursuant to Section 245 of the General Corporation Law, declaring said restatement and integration to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed restatement and integrations is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be restated and integrated in its entirety as follows:

ARTICLE I.

The name of this Corporation is Northern Technologies International Corporation.

ARTICLE II.

The address of its registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

The Corporation shall have the authority to issue Fifteen Million Ten Thousand (15,010,000) shares of stock divided into Fifteen Million (15,000,000) shares of Two Cent ($.02) par value common stock and Ten Thousand (10,000) shares of no par value preferred stock.

ARTICLEV.

Election of directors need not be by written ballot.

ARTICLE VI.

The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the law of the State of Delaware, including without limitation the power:

(a)

To hold meetings, to have one or more offices and to keep the books of the Corporation, except as otherwise expressly provided by law, at such places, whether within or without the State of Delaware, as may from time to time be designated by the Board.

(b)	To adopt, amend or repeal bylaws of the Corporation, subject to the reserved power of the stockholders to adopt, amend or repeal bylaws.

(c)

To fix and determine from time to time an amount to be set apart out of any funds of the Corporation available for dividends a reserve or reserves for working capital or any other proper purpose or to abolish any such reserve or reserves.

ARTICLE VII.

Each director and officer, past or present, of the Corporation, and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent provided by, the provisions of the Delaware General Corporation Laws as they may from time to time be amended.

ARTICLE VIII.

The Corporation reserves the right to amend, alter, change or repeal any prov1s1on contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX.

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 31st day of January, 2023.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

Matthew C. Wolsfeld
Its: Chief Financial Officer and Corporate Secretary

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